Execution Copy

AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT (this "Amendment") to the Executive Employment Agreement (the "Employment Agreement"), effective as of June 28, 2012, between Canadian Pacific Railway Company (the "Company") and Hunter Harrison (the "Executive"), is dated as of May [5], 2014.

WHEREAS, the Company and the Executive wish to amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereby agree as follows:

1.Capitalized Terms. Except as defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.

2.Extension of Tem1. Section 8(a) of the Employment Agreement is hereby amended by replacing the phrase "four (4) years" with the phrase "five (5) years".

3.Reduction of LTIP Target Level. The Company and the Executive agree that the annual target value of the long-term incentive awards provided to the Executive, commencing with the Company's 2014 fiscal year, shall be reduced from 350% of Base Salary to 300% of Base Salary.

4.PSUs. The Company and the Executive acknowledge that the Company's long-term incentive plan rules relating to performance share units ("PSUs") have been amended, with respect to grants in respect of the Company's fiscal year 2014 and subsequent years, to permit PSUs to continue to vest through the remainder of the applicable "Performance Period" following a participant's Retirement (as such term is defined in the Company's Performance Share Unit Plan for Eligible Employees (the "PSU Plan")), and that the Executive's PSUs will be accorded the same treatment upon the Executive's Retirement as is available to employees generally in respect of such PSUs under the PSU Plan.

5.Modification of STIP Target Level and Medium of Payment for Fiscal 2014 and Later Years. Section 2(c) of the Employment Agreement is hereby amended in its entirety, effective commencing with the Company's 2014 fiscal year, to read as follows:

"(c) Annual Bonus. The Executive shall be entitled to receive an annual bonus to be based on the Company's profitability and such other factors to be determined annually by the Board, with such bonus to typically range between 0% and 300% of annual base salary, with a target of 150%. The actual level of the Executive's bonus payout will depend on the achievement of key financial, business and personal objectives set by the Board at the beginning of each year. The annual incentive bonus will be paid to the Executive in cash in the fiscal year immediately following the fiscal year to which it relates and at the same time as bonuses are paid to senior executives of the Company generally. For the avoidance of doubt, the foregoing shall apply to the annual incentive bonus payable in respect of the Company's 2014 fiscal year and all subsequent years, it being understood that the Executive's entry into the Amendment to this Agreement, dated May [5], 2014, is the Executive's timely election with respect to the performance-based compensation payable in respect of the Company's 2014 fiscal year for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations and other related guidance thereunder ("Section 409A")."

6.Modification of Exercise Date of 2012 Stand-Alone Option Agreement. Section 2(b) of the Employment Agreement is hereby amended by revising clause (iii) to read as follows:

"(iii) vested options may not generally be exercised until June 28, 2017 (except as otherwise provided in the written option agreement evidencing such grant in the case of certain terminations of employment)."

The Company and the Executive further agree to enter into an amendment (in substantially the form attached hereto as Annex A) to the Stand-Alone Option Agreement, dated as of June 26, 2012, between the Company and the Executive, to reflect the foregoing (i.e., that the stock option evidenced by such agreement shall not generally become exercisable until June 28, 2017, instead of the first anniversary of the Executive's termination of employment with the Company).

7.Clarification of Welfare Benefits Coverages. Notwithstanding anything to the contrary in Section 2(i) of the Employment Agreement, for the avoidance of doubt, the Executive shall be entitled to receive full medical, dental and prescription drug coverage (whether under the Company's plans in Canada or in the United States, in accordance with the terms of such plans as in effect from time to time for employees of the Company generally, or outside such plans as approved by the Company), except to the extent that such coverages may be offset by applicable government-mandated programs or as may be restricted by applicable law.

8.Section 409A. A new Section 12 of the Employment Agreement is hereby added as follows, with the subsequent sections of the Employment Agreement renumbered accordingly:

"12. Section 409A

(a)This Agreement is intended to comply with or be exempt from the requirements of Section 409A with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent in a manner including, but not limited to, the following:

(i)Redemption of DSUs. Notwithstanding anything to the contrary in Sections 2(d), 8(b)(i), 8(b)(ii), 8(b)(iii), 8(b)(iv), 8(b)(v) or 8(b)(vi) of this

Agreement or elsewhere and consistent with the terms of the Canadian Pacific Railway Limited Senior Executive Deferred Share Unit Plan (the "DSU Plan"), all DSUs granted to the Executive pursuant to Section 2(d) and all DSUs redeemable by the Executive in the event of a termination of Executive's employment under Section 8(b) of this Agreement shall be redeemable on December 31 of the calendar year following the year in which the Executive terminates employment with the Company.

(ii)Tax Equalization. Any payment made by the Company to the Executive under Section 2(k)(c) of this Agreement shall be made no later than December 31 of the second year after the year in which the Executive files his U.S. federal income tax return for the year to which the payment under Section 2(k)(c) relates.

(iii)Good Reason. Notwithstanding anything to the contrary in Section 8(b)(iii) of this Agreement or elsewhere, no action shall be deemed to constitute Good Reason until such action remains uncured after the expiration of thirty (30) days following the Executive's delivery to the Company of a written notice, setting forth the course of conduct deemed by the Executive to constitute Good Reason, provided that such written notice is delivered to the Company within ninety (90) days after the initial occurrence of the action the Executive believes to constitute Good Reason.

(iv)Expense Reimbursement. Any expense reimbursement paid or payable to the Executive pursuant to Sections 3 or 8(b) of this Agreement shall be made in accordance with the provisions of Section 12(c) below.

(b)To the extent the Executive would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes "deferred compensation" subject to Section 409A, and that if paid during the six months beginning on the date of termination of the Executive's employment would be subject to the Section 409A additional tax because the Executive is a "specified employee" (within the meaning of Section 409A and as determined by the Company), the payment, together with any earnings on it (if applicable pursuant to the terms of such payment), will be paid to the Executive on the earlier of the six-month anniversary of his date of termination or his death (if such payment would otherwise have been payable during such six-month period). Similarly, to the extent the Executive would otherwise be entitled to any benefit (other than a payment) during the six months beginning on the date of termination of the Executive's employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable pursuant to the terms of such benefit, with an adjustment to compensate the Executive for the delay) on the earlier of the six-month anniversary of the Executive' s date of termination or his death or change in control (within the meaning of Section 409A). In addition, any payment or benefit due upon a termination of the Executive's employment that represents "deferred compensation" subject to Section 409A shall be paid or provided to the Executive only upon a

"separation from service" as defined in Treas. Reg. Section 1.409A-1(h). To the extent applicable, each severance payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A, and amounts payable under Sections 8(b)(i), S(b)(ii), 8(b)(iii), S(b)(iv), S(b)(v) and 8(b)(vi) of this Agreement (in each case, other than the DSUs) shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treas. Reg. Sections l.409A-l(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg.
Section l.409 A-1 through A-6.

(c)Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. Section l.409A-l(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Executive's second taxable year following the taxable year in which his "separation from service" occurs; and provided further that such expenses are reimbursed no later than the last day of the Executive's third taxable year following the taxable year in which his "separation from service" occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit."

9.Continuing Effect of Employment Agreement. Except as expressly modified hereby, the provisions of the Employment Agreement are and shall remain in full force and effect.

10.Governing Law. This Amendment shall in all respects be subject to, and governed by, the laws of the Province of Alberta without giving effect to its conflict of laws principles.

11.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Amendment on the date first written above.

CANADIAN PACIFIC RAILWAY COMPANY

By: /s/ Paul Hilal__________________________
Paul Hilal
MRCC Chair
By: /s/ Gary F. Colter______________________
Gary F. Colter
Chairman
By: Peter Edwards________________________
Vice President HR and IR

/s/ E.H. Harrison_________________________
Hunter Harrison

[Signature Page to Amendment to Employment Agreement
between the Company and Hunter Harrison]